Exhibit 23.3

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 pertaining to the 4.75% Contingent Convertible Senior Notes Due November 15, 2023 of Calpine Corporation included in Calpine Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 regarding Calpine Corporation’s estimated domestic proved reserves and to the references to this firm included in such Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Houston, Texas
April 19, 2005

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